Exhibit 99.1

Investor Contact: Katie Reinsmidt, Director of Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

FOURTH QUARTER AND ANNUAL 2008 RESULTS

•	FFO per share was $0.80 and $3.22 in the fourth quarter and year ended December 31, 2008, respectively.
•	Portfolio occupancy was 92.3% as of December 31, 2008 compared with 93.2% as of December 31, 2007.
•	Same Center NOI declined 1.5% for the year ended December 31, 2008.
•	The Company entered into more than $1.0 billion of new financings and loan extensions in the year ended December 31, 2008.

CHATTANOOGA, Tenn. (February 4, 2009) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and year ended December 31, 2008. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Funds from Operations (“FFO”) allocable to common shareholders for the fourth quarter ended December 31, 2008 was $52,774,000 or $0.80 per diluted share, compared with $54,519,000, or $0.83 per diluted share for the fourth quarter ended December 31, 2007. FFO allocable to common shareholders for the year ended December 31, 2008 was $212,933,000, or $3.22 per diluted share, compared with $203,613,000, or $3.10 per diluted share, for the year ended December 31, 2007, representing an increase of 3.9% on a per diluted share basis. FFO allocable to common shareholders for the fourth quarter and year ended December 31, 2008 was impacted by an increase in abandoned projects expense of $8,146,000 and $10,135,000, respectively, related to the write-off of predevelopment costs for projects the Company is no longer pursuing. The write-offs were related to projects in various stages of pre-development, but did not impact any projects that are currently under construction.

FFO of the operating partnership for the fourth quarter ended December 31, 2008, was $93,207,000, compared with $96,614,000 for the fourth quarter ended December 31, 2007. FFO of the operating partnership for the year ended December 31, 2008, was $376,273,000, compared with $361,528,000 for the year ended December 31, 2007.

Net loss available to common shareholders for the fourth quarter ended December 31, 2008, was ($10,055,000), or ($0.15) per diluted share, compared with net income of $13,418,000, or $0.20 per diluted share for the prior-year period. Net income available to common shareholders for the year ended December 31, 2008, was $9,768,000, or

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CBL Reports Fourth Quarter Results

February 4, 2009

$0.15 per diluted share, compared with $59,372,000, or $0.90 per diluted share, for the year ended December 31, 2007.

Net income (loss) available to common shareholders for the fourth quarter and year ended December 31, 2008 included $29,298,000 and $40,300,000, respectively, of additional depreciation expense resulting from the write-offs of tenant improvements, deferred lease costs, and in-place lease intangibles for tenants that closed during the fourth quarter 2008. Net income (loss) available to common shareholders for the fourth quarter and year ended December 31, 2008 was also impacted by an increase in abandoned projects expense over the prior year periods of $8,146,000 and $10,135,000, respectively, related to the write-off of predevelopment costs for projects the Company is no longer pursuing.

HIGHLIGHTS

•

Total revenues increased 2.0% during the fourth quarter ended December 31, 2008, to $299,398,000 from $293,638,000 in the prior-year period. Total revenues increased 9.4% during the year ended December 31, 2008 to $1,138,218,000 from $1,039,944,000 in the prior year.

•

Same-center net operating income (“NOI”), for the fourth quarter and year ended December 31, 2008, declined 4.0% and 1.5%, respectively, over the prior year periods. Same-center NOI was primarily impacted by loss of rent and an increase in bad debt expense from bankruptcy and stores closures.

•

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of December 31, 2008, declined 4.3% to $331 per square foot compared with $346 per square foot in the prior year period.

•

The debt-to-total-market capitalization ratio as of December 31, 2008, was 86.3% based on the common stock closing price of $6.50 and a fully converted common stock share count of 117,010,000 shares as of the same date. The debt-to-total-market capitalization ratio as of December 31, 2007, was 64.0% based on the common stock closing price of $23.91 and a fully converted common stock share count of 116,814,000 shares as of the same date.

•

Consolidated and unconsolidated variable rate debt of $1,629,869,000 represents 21.2% of the total market capitalization for the Company and 24.6% of the Company's share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “While 2008 represented the most challenging year in our history, the underlying strength and resilience of our portfolio reinforces our dominant mall strategy that has generated an impressive thirty year track record. In the face of a record level of bankruptcy activity in 2008, we experienced only a 90 basis point decline in portfolio occupancy and achieved a record level of lease signings at positive spreads due to the collective efforts of the leasing and property level management teams. We will continue this aggressive and proactive approach in the current economic environment and are confident that we will be successful despite the challenges that lay ahead.

“In addition to maximizing the performance of our existing portfolio, strengthening our balance sheet remains a top priority. We completed more than $1.0 billion of new financings in 2008 and are making excellent progress in addressing 2009 loan maturities. We have continued our efforts to reduce operating expenses and achieve efficiencies in our organization with meaningful results to-date. The leadership of CBL will continue to make the prudent and sometimes difficult decisions necessary to preserve CBL's long-term shareholder value.”

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CBL Reports Fourth Quarter Results

February 4, 2009

PORTFOLIO OCCUPANCY	December 31,
2008	2007
Portfolio occupancy	92.3%	93.2%
Mall portfolio	92.6%	93.4%
Stabilized malls	92.9%	93.6%
Non-stabilized malls	86.5%	90.0%
Associated centers	92.2%	95.9%
Community centers	92.1%	86.7%

DISPOSITIONS

In December 2008, CBL completed the sale of an office building and adjacent land in Greensboro, NC, for $14.6 million.

In 2008, CBL completed the sale of seven community centers, one community center expansion and two office buildings for approximately $67.8 million.

FINANCING

During the fourth quarter, CBL closed the previously announced $40.0 million term loan secured by Meridian Mall in Lansing, MI.

In 2008, CBL completed more than $1.0 billion of financings including eight new construction loans with total capacity of approximately $331.0 million, more than $365.0 million of new financings or extensions on maturing mortgages and approximately $344.0 million of new term facilities.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's fourth quarter results, the Company is providing guidance for 2009 FFO of $3.10 to $3.25 per share. The full year guidance assumes $0.08 to $0.11 of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter's results.

Low	High
Expected diluted earnings per common share	$0.43	$0.58
Adjust to fully converted shares from common shares	(0.18)	(0.25)
Expected earnings per diluted, fully converted common share	0.25	0.33
Add: depreciation and amortization	2.67	2.67
Add: minority interest in earnings of Operating Partnership	0.18	0.25

Expected FFO per diluted, fully converted common share	$3.10	$3.25

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Thursday, February 5, 2009, to discuss the fourth quarter results. The number to call for this interactive teleconference is (303) 262-2130. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11111004#. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., fourth quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

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CBL Reports Fourth Quarter Results

February 4, 2009

The Company will also provide an online Web simulcast and rebroadcast of its 2008 fourth quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, Thursday, February 5, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through February 12, 2009.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 158 properties, including 87 regional malls/open-air centers. The properties are located in 27 states and total 85.8 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has seven projects under construction totaling 3.0 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; The Promenade in D’Iberville, MS; two lifestyle/associated centers, and one mall expansion. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) available to common shareholders.

In the reconciliation of net income (loss) available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

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CBL Reports Fourth Quarter Results

February 4, 2009

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income (loss) is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Fourth Quarter Results

February 4, 2009

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

REVENUES:
Minimum rents	$188,300	$181,000	$716,570	$645,753
Percentage rents	8,509	10,632	18,375	22,472
Other rents	9,372	11,179	22,887	23,121
Tenant reimbursements	85,183	83,056	336,173	318,755
Management, development and leasing fees	2,459	1,418	19,393	7,983
Other	5,575	6,353	24,820	21,860

Total revenues	299,398	293,638	1,138,218	1,039,944

EXPENSES:
Property operating	49,274	45,646	190,148	169,489
Depreciation and amortization	102,369	67,576	332,475	243,522
Real estate taxes	23,658	22,518	95,393	87,552
Maintenance and repairs	17,258	16,285	65,617	58,111
General and administrative	11,973	8,780	45,241	37,852
Other	14,643	6,437	33,333	18,525

Total expenses	219,175	167,242	762,207	615,051

Income from operations	80,223	126,396	376,011	424,893
Interest and other income	2,942	3,305	10,076	10,923
Interest expense	(79,473)	(80,154)	(313,209)	(287,884)
Loss on extinguishment of debt	—	—	—	(227)
Impairment of marketable securities	(11,403)	(18,456)	(17,181)	(18,456)
Gain on sales of real estate assets	279	5,005	12,401	15,570
Equity in earnings of unconsolidated affiliates	1,523	734	2,831	3,502
Income tax provision	(738)	(4,030)	(13,495)	(8,390)
Minority interest in (earnings) losses:
Operating partnership	7,700	(10,360)	(7,495)	(46,246)
Shopping center properties	(6,010)	(5,797)	(23,959)	(12,215)

Income (loss) from continuing operations	(4,957)	16,643	25,980	81,470
Operating income of discontinued operations	347	76	1,809	1,621
Gain on discontinued operations	10	2,154	3,798	6,056

Net income (loss)	(4,600)	18,873	31,587	89,147
Preferred dividends	(5,455)	(5,455)	(21,819)	(29,775)

Net income (loss) available to common shareholders	$(10,055)	$13,418	$9,768	$59,372

Basic per share data:
Income (loss) from continuing operations, net of preferred dividends	$(0.16)	$0.17	$0.06	$0.79
Discontinued operations	0.01	0.03	0.09	0.12

Net income (loss) available to common shareholders	$(0.15)	$0.20	$0.15	$0.91

Weighted average common shares outstanding	66,085	65,590	66,005	65,323

Diluted per share data:
Income (loss) from continuing operations, net of preferred dividends	$(0.16)	$0.17	$0.06	$0.78
Discontinued operations	0.01	0.03	0.09	0.12

Net income (loss) available to common shareholders	$(0.15)	$0.20	$0.15	$0.90

Weighted average common and potential dilutive common shares outstanding	66,085	65,952	66,148	65,913

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CBL Reports Fourth Quarter Results

February 4, 2009

The Company’s calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net income (loss) available to common shareholders	$(10,055)	$13,418	$9,768	$59,372
Minority interest in earnings (losses) of operating partnership	(7,700)	10,360	7,495	46,246
Depreciation and amortization expense of:
Consolidated properties	102,369	67,576	332,475	243,522
Unconsolidated affiliates	8,875	6,776	29,987	17,326
Discontinued operations	—	317	892	1,297
Non-real estate assets	(257)	(229)	(1,027)	(919)
Minority investors’ share of depreciation and amortization	(15)	(322)	(958)	(132)
Gain on discontinued operations	(10)	(2,154)	(3,798)	(6,056)
Income tax provision on disposal of discontinued operations	—	872	1,439	872

Funds from operations of the operating partnership	$93,207	$96,614	$376,273	$361,528

Funds from operations per diluted share	$0.80	$0.83	$3.22	$3.10

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,806	116,585	116,781	116,584

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$93,207	$96,614	$376,273	$361,528
Percentage allocable to Company shareholders (1)	56.62%	56.43%	56.59%	56.32%

Funds from operations allocable to Company shareholders	$52,774	$54,519	$212,933	$203,613

(1)

Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$1,994	$612	$11,250	$6,407
Lease termination fees per share	$0.02	$0.01	$0.10	$0.05

Straight-line rental income	$2,056	$2,143	$6,137	$5,876
Straight-line rental income per share	$0.02	$0.02	$0.05	$0.05

Gains on outparcel sales	$1,720	$5,600	$15,963	$16,651
Gains on outparcel sales per share	$0.01	$0.05	$0.14	$0.14

Amortization of acquired above- and below-market leases	$3,850	$2,299	$10,735	$10,579
Amortization of acquired above- and below-market leases per share	$0.03	$0.02	$0.09	$0.09

Amortization of debt premiums	$1,991	$1,935	$7,909	$7,714
Amortization of debt premiums per share	$0.02	$0.02	$0.07	$0.07

Income tax provision	$(738)	$(3,158)	$(12,056)	$(7,518)
Income tax provision per share	$(0.01)	$(0.03)	$(0.10)	$(0.06)

Impairment of marketable securities	$(11,403)	$(18,456)	$(17,181)	$(18,456)
Impairment of marketable securities per share	$(0.10)	$(0.16)	$(0.15)	$(0.16)

Abandoned projects	$(9,407)	$(1,261)	$(12,351)	$(2,216)
Abandoned projects per share	$(0.08)	$(0.01)	$(0.11)	$(0.02)

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CBL Reports Fourth Quarter Results

February 4, 2009

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net income (loss)	$(4,600)	$18,873	$31,587	$89,147

Adjustments:
Depreciation and amortization	102,369	67,576	332,475	243,522
Depreciation and amortization from unconsolidated affiliates	8,875	6,776	29,987	17,326
Depreciation and amortization from discontinued operations	—	317	892	1,297
Minority investors’ share of depreciation and amortization in shopping center properties	(15)	(322)	(958)	(132)
Interest expense	79,473	80,154	313,209	287,884
Interest expense from unconsolidated affiliates	7,653	7,904	28,525	20,480
Minority investors’ share of interest expense in shopping center properties	(135)	(466)	(1,492)	(831)
Loss on extinguishment of debt	—	—	—	227
Abandoned projects expense	9,407	1,261	12,351	2,216
Gain on sales of real estate assets	(279)	(5,005)	(12,401)	(15,570)
Gain on sales of real estate assets of unconsolidated affiliates	(832)	(473)	(3,548)	(1,706)
Impairment of marketable securities	11,403	18,456	17,181	18,456
Minority investors’ share of gain on sales of shopping center real estate assets	—	—	—	621
Income tax provision	738	4,030	13,495	8,390
Minority interest in earnings (losses) of operating partnership	(7,700)	10,360	7,495	46,246
Gain on discontinued operations	(10)	(2,154)	(3,798)	(6,056)

Operating partnership’s share of total NOI	206,347	207,287	765,000	711,517
General and administrative expenses	11,973	8,780	45,241	37,852
Management fees and non-property level revenues	(8,025)	(10,020)	(36,607)	(35,756)

Operating partnership’s share of property NOI	210,295	206,047	773,634	713,613
NOI of non-comparable centers	(25,317)	(13,379)	(89,121)	(18,934)

Total same-center NOI	$184,978	$192,668	$684,513	$694,679

Malls	$171,871	$178,979	$630,616	$639,439
Associated centers	7,445	8,068	31,340	32,592
Community centers	1,815	1,903	7,682	6,922
Other	3,847	3,718	14,875	15,726

Total same-center NOI	184,978	192,668	684,513	694,679
Less lease termination fees	(601)	(600)	(8,425)	(6,397)

Total same-center NOI, excluding lease termination fees	$184,377	$192,068	$676,088	$688,282

Percentage Change:
Malls	-4.0%		-1.4%
Associated centers	-7.7%		-3.8%
Community centers	-4.6%		11.0%
Other	3.5%		-5.4%

Total same-center NOI	-4.0%		-1.5%

Total same-center NOI, excluding lease termination fees	-4.0%		-1.8%

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CBL Reports Fourth Quarter Results

February 4, 2009

Company’s Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	December 31, 2008

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,608,347	$1,487,329	$6,095,676
Minority investors’ share of consolidated debt	(23,648)	(928)	(24,576)
Company’s share of unconsolidated affiliates’ debt	418,761	143,468	562,229

Company’s share of consolidated and unconsolidated debt	$5,003,460	$1,629,869	$6,633,329

Weighted average interest rate	5.96%	2.02%	4.99%

	December 31, 2007

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,543,515	$1,325,803	$5,869,318
Minority investors’ share of consolidated debt	(24,236)	(2,517)	(26,753)
Company’s share of unconsolidated affiliates’ debt	335,903	49,475	385,378

Company’s share of consolidated and unconsolidated debt	$4,855,182	$1,372,761	$6,227,943

Weighted average interest rate	5.79%	6.14%	5.87%

Debt-To-Total-Market Capitalization Ratio as of December 31, 2008
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units	117,010	$6.50	$760,565
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000

Total market equity			1,050,565
Company’s share of total debt			6,633,329

Total market capitalization			$7,683,894

Debt-to-total-market capitalization ratio			86.3%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2008. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,

	Basic	Diluted	Basic	Diluted

2008:
Weighted average shares - EPS	66,085	66,085	66,005	66,148
Weighted average dilutive shares for FFO (1)	—	93	—	—
Weighted average operating partnership units	50,628	50,628	50,633	50,633

Weighted average shares- FFO	116,713	116,806	116,638	116,781

2007:
Weighted average shares - EPS	65,590	65,952	65,323	65,913
Weighted average operating partnership units	50,637	50,633	50,671	50,671

Weighted average shares- FFO	116,227	116,585	115,994	116,584

Dividend Payout Ratio
	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Weighted average dividend per share	$0.37255	$0.55047	$2.02396	$2.08260
FFO per diluted, fully converted share	$0.80	$0.83	$3.22	$3.10

Dividend payout ratio	46.6%	66.3%	62.9%	67.2%

(1)

Because the Company incurred a net loss during the three months ended December 31, 2008, there are no potentially dilutive shares recognized in the number of diluted weighted average shares for EPS purposes for that period due to their anti-dilutive nature. However, because FFO was positive during the fourth quarter of 2008, the dilutive shares are recognized in the number of diluted weighted average shares for purposes of calculating FFO per share.

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CBL Reports Fourth Quarter Results

February 4, 2009

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	December 31, 2008	December 31, 2007

ASSETS
Real estate assets:
Land	$902,504	$917,578
Buildings and improvements	7,503,334	7,263,907

	8,405,838	8,181,485
Accumulated depreciation	(1,310,173)	(1,102,767)

	7,095,665	7,078,718
Developments in progress	225,815	323,560

Net investment in real estate assets	7,321,480	7,402,278
Cash and cash equivalents	51,227	65,826
Cash in escrow	2,700	—
Receivables:
Tenant, net of allowance	74,402	72,570
Other	12,145	10,257
Mortgage and other notes receivable	58,961	135,137
Investments in unconsolidated affiliates	207,618	142,550
Intangible lease assets and other assets	305,802	276,429

	$8,034,335	$8,105,047

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage and other notes payable	$6,095,676	$5,869,318
Accounts payable and accrued liabilities	329,991	394,884

Total liabilities	6,425,667	6,264,202

Commitments and contingencies
Minority interests	815,010	920,297

Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 66,394,844 and 66,179,747 issued and outstanding in 2008 and 2007, respectively	664	662
Additional paid-in capital	1,008,883	990,048
Accumulated other comprehensive loss	(22,594)	(20)
Accumulated deficit	(193,307)	(70,154)

Total shareholders’ equity	793,658	920,548

	$8,034,335	$8,105,047

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